Exhibit 10.3

Credit Suisse Securities (USA) LLC

Credit Suisse First Boston Mortgage Securities Corp.

11 Madison Avenue

New York, New York 10010

December 23, 2014

Five Oaks Investment Corp.

540 Madison Avenue
19th Floor
New York, NY 10022

Re:	CSMC 2014-OAK1

Ladies and Gentlemen:

1.	Overview

Reference is made to the Certificate Purchase Agreement, dated as of December 22, 2014 (the "CPA"), among Credit Suisse Securities (USA) LLC (“Credit Suisse”), Wells Fargo Securities, LLC ("Wells Fargo"; together with Credit Suisse, the "Initial Purchasers"), Five Oaks Acquisition Corp., Five Oaks Investment Corp. (the “Company”) and Credit Suisse First Boston Mortgage Securities Corp. (the "Depositor"), pursuant to which the Depositor will sell the CSMC Trust 2014-OAK1 Mortgage Pass-Through Certificates (the "Certificates") to the Initial Purchasers. The Certificates will be issued pursuant to a Pooling and Servicing Agreement, dated as of December 1, 2014 (the "PSA"), among the Depositor, Wells Fargo Bank, N.A. as master servicer and securities administrator, and Christiana Trust, a division of Wilmington Savings Fund Society, FSB, as trustee. The issuance of the Certificates and the transactions contemplated thereby shall be referred to herein as the "Transaction." This letter agreement shall be referred to herein as the “Agreement.” Capitalized terms used but not defined herein shall have the meanings assigned to them in the CPA or the PSA.

2.	Acknowledgments and Agreements of the Company

The Company acknowledges that Credit Suisse and the Depositor are part of the Credit Suisse Group (the “CS Group”), a worldwide group of companies that is involved in a wide range of banking, investment banking, private banking, private equity, asset management and other investment and financial businesses and services, both for their own account and for the accounts of clients and customers. Credit Suisse and the other members of the CS Group provide a full range of securities services, including securities trading and brokerage activities. Credit Suisse and the other members of the CS Group may acquire, hold or sell, or may hold long or short positions, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company and any other company that may be involved in the transactions and other matters contemplated by this Agreement, as well as provide investment banking and other financial services to such companies. Credit Suisse and the other members of the CS Group may have interests, or be engaged in a broad range of transactions involving interests, that differ from those of the Company. The Company acknowledges and agrees that no member of the CS Group has any obligation to disclose such interests or transactions (or information relating thereto) to the Company and that Credit Suisse’s agreement to provide services to the Company hereunder will not require any other business or member of the CS Group to restrict its activities in any way or require the CS Group to provide the Company with any information whatsoever about, or derived from, those activities. Credit Suisse and the other members of the CS Group and certain of their respective employees, including members of the team performing in connection with the Transaction, as well as certain private equity funds associated or affiliated with the CS Group in which they may have financial interests, may from time-to-time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including parties with a potential direct or indirect interest in the Transaction. The CS Group has adopted policies and procedures designed to preserve the independence of its research analysts whose views may differ from those of the CS Group's investment banking department. Neither Credit Suisse nor any other member of the CS Group shall be liable to account to the Company for, or (to the extent permitted by law) disclose to the Company, any charges or other remuneration made or received by it.

Five Oaks Investment Corp.

December 23, 2014

The Company agrees that Credit Suisse has provided and may provide or otherwise assist other prospective purchasers in obtaining all or a portion of the financing with respect to a proposed transaction involving the Company or any of its affiliates. The Company further agrees that Credit Suisse may purchase assets of the Company or any of the Company’s affiliates. The Company waives, to the fullest extent permitted by law, any claims it may have based on any actual or potential conflicts of interest in connection with Credit Suisse purchasing or providing or otherwise assisting any such prospective purchasers with any such financing or purchase.

The Company acknowledges and agrees that Credit Suisse is acting solely as Initial Purchaser with respect to the Transaction and that no fiduciary relationship between the Company and Credit Suisse has been created in respect of any transaction contemplated by the Transaction, regardless of whether Credit Suisse has advised or is advising the Company on other matters.

The Company agrees that Credit Suisse and/or one of its affiliates may purchase a portion of the Securities on the same terms and conditions as the other investors participating in any private placement so long as such purchase is disclosed to the Company.

The Company hereby agrees to waive all conflicts of interest, if any, that Credit Suisse or the Depositor may have in connection with Credit Suisse acting as an Initial Purchaser or the Depositor acting as depositor with respect to the Transaction.

The Company understands that neither Credit Suisse nor the Depositor is undertaking to provide any legal, regulatory, accounting or tax advice in connection with the Transaction. Neither Credit Suisse nor the Depositor shall be responsible for the underlying business decision of the Company to effect the Transaction or for the advice or services provided by any of the Company’s other advisors or contractors.

None of the Company, the Depositor or Credit Suisse shall, in any event, be responsible for any consequential or punitive damages.

Five Oaks Investment Corp.

December 23, 2014

3.	Indemnification

Since the Depositor and Credit Suisse will be acting on behalf of the Company in connection with the Transaction, the Company, Credit Suisse and the Depositor agree to the indemnity provisions and other matters set forth in Annex A, which is incorporated by reference into this Agreement and is an integral part hereof. The obligations of the Company pursuant to Annex A shall be in addition to but not duplicative of its indemnity obligations to Credit Suisse and the Depositor under the CPA and shall survive the closing of the Transaction and the termination of the CPA.

4. General

This Agreement shall be binding upon and inure to the benefit of the Company, Credit Suisse and their respective successors. Except as contemplated by Annex A, this Agreement is not intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company). This Agreement and the CPA constitute the entire agreement between the parties and supersede all prior agreements, both written and oral, with respect to the subject matter hereof. If any term, provision, covenant or restriction herein (including Annex A) is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be modified or invalidated.

All aspects of the relationship created by this Agreement (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed therein, without regard to the principle of conflicts of laws thereof or of any other jurisdiction (other than Sections 5-1401 and 5-1402 of the New York General Obligations Laws), and, in connection therewith, the parties hereto consent to the exclusive jurisdiction of the Supreme Court of the State of New York or the United States District Court for the Southern District of New York, in each case sitting in New York County, and agree to venue in such courts. Notwithstanding the foregoing, solely for purposes of enforcing the Company’s obligations under Annex A, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim or cause of action relating to or arising out of this Agreement is brought by or against any Indemnified Party (as such term is defined in Annex A). THE INITIAL PURCHASER AND THE COMPANY EACH HEREBY AGREES TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER CLAIM OR ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

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Please confirm that the foregoing is in accordance with your understanding of our Agreement by signing and returning to us a copy of this letter.

Yours sincerely,

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Deirdre Harrington

Name: Deirdre Harrington

Title: Director

CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.

By:	/s/ Deirdre Harrington

Name: Deirdre Harrington

Title: Vice President

Accepted and agreed to as of the date set forth above:

FIVE OAKS INVESTMENT CORP.

By:	/s/ David Carroll

Name: David Carroll

Title: CEO

ANNEX A

In further consideration of the engagement by Five Oaks Investment Corp. (the “Company”) of Credit Suisse Securities (USA) LLC (“Credit Suisse”) and its affiliate Credit Suisse First Boston Mortgage Securities Corp. (the "Depositor") to act in the capacities described in the agreement to which this Annex A is attached (the “Agreement”), the Company agrees to indemnify and hold harmless the Depositor, Credit Suisse, their respective affiliates, and the respective directors, officers, agents and employees of the Depositor and Credit Suisse and each other entity or person, if any, controlling the Depositor, Credit Suisse or any of its respective affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (the Depositor, Credit Suisse and each such entity or person being collectively referred to as an “Indemnified Party”), from and against any losses, claims, damages or liabilities (or actions in respect thereof) (i) arising out of or in connection with the Transaction or any transaction related thereto, or any other matter contemplated by the CPA, subject to the express exceptions set out in Section 9 of the CPA and including but not limited to any liability the Depositor or Credit Suisse may have to any rating agency or third-party diligence vendor; provided that the Company shall not be liable for any credit losses that may arise as a result of the Depositor’s purchase of the Mortgage Loans pursuant to the Mortgage Loan Purchase and Sale Agreement between the Seller and the Depositor; (ii) arising out of, based upon or in connection with any breach by the Company of any representation or warranty that is judicially determined to have occurred or failure to comply with any of the agreements of the Company set forth in the Agreement and any other agreement to be entered into by the Company (other than any asset-level representations and warranties made by the Company and/or its affiliates in Section 3. of the Mortgage Loan Purchase and Sale Agreement, dated as of December 23, 2014, between Five Oaks Acquisition Corp. and the Depositor) on the one hand, and the Depositor and/or Credit Suisse, on the other hand, with respect to the Transaction or any transaction related thereto; or (iii) arising out of any incorrect, or late, filing required to be made by the Depositor or its affiliates in connection with the Transaction that would not have occurred but for an improper action of omission by the Company. This Annex A may be referred to herein as an “Indemnity Agreement”. Terms used herein but not defined herein shall have the meanings set forth or referenced in the Agreement.

The Company will reimburse each Indemnified Party for all reasonable out-of-pocket expenses (including, without limitation, reasonable fees and disbursements of counsel incurred by such Indemnified Party in connection with investigating, preparing for or defending any such action or claim referred to in the preceding paragraph, whether in connection with pending or threatened litigation to which the Indemnified Party is a party), in each case, as such expenses are incurred or paid. With respect to the preceding paragraph, the Company will not, however, be responsible for any losses, claims, damages or liabilities (or expenses related thereto) incurred by any Indemnified Party that are finally judicially determined by a court of competent jurisdiction to have resulted directly from the willful misconduct or gross negligence of any Indemnified Party. In addition, the Company shall in no event be responsible for any consequential or punitive damages.

In case any proceeding (including any governmental investigation) shall be instituted involving any Indemnified Party, such Indemnified Party shall promptly notify the Company in writing and the Company shall have the right, exercisable by giving written notice to the Indemnified Party within 30 days of receipt of written notice from the Indemnified Party of such proceeding, to retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Company may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding; provided that the failure to notify the Company shall not relieve it from any liability that it may have under this Annex A except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the Company shall not relieve it from any liability that it may have to an Indemnified Party otherwise than under this Annex A. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Company and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the Company or the Indemnified Party has been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Company shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such Indemnified Parties, and that all such reasonable fees and expenses shall be reimbursed as they are incurred and paid. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Depositor or Credit Suisse, as applicable, and acceptable to the Company (which consent shall not be unreasonably withheld).

The Company will not, without the Depositor's or Credit Suisse’s, as applicable, prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Party from any liabilities arising out of such action, claim, suit, investigation or proceeding. The Company will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party, without such Indemnified Party’s prior written consent. No Indemnified Party seeking indemnification, reimbursement or contribution under this Indemnity Agreement will, without the Company’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to herein.

If the indemnification provided for in this Indemnity Agreement is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then the indemnifying party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Depositor and Credit Suisse, on the other hand, from the Transaction or any transaction related thereto or (ii) if the allocation provided by clause (i) above is not permitted by law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and of the Depositor and Credit Suisse, as well as any other relevant equitable considerations. The relative benefits received by the Company, on one hand, and the Depositor and Credit Suisse, on the other hand, shall be deemed to be in the same respective proportions as the proceeds received or proposed to be received by the Company from the Transaction or the applicable transaction related thereto (before deducting expenses) bear to the total placement fees received or proposed to be received by Credit Suisse pursuant to the Transaction or the applicable transaction related thereto. The relative fault of the Company, on the one hand, and the Depositor and Credit Suisse, on the other hand, shall be determined by reference to, among other things, whether such action or omission was taken by the Company or by the Depositor and Credit Suisse and the parties’ relative intent, knowledge, access to information and opportunity to prevent such action or omission.

The Company, the Depositor and Credit Suisse agree that it would not be just and equitable if contribution pursuant to this Indemnity Agreement were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to limitations set forth above, any legal or other expenses incurred in connection with investigating or defending any such action or claim. Notwithstanding any of the provisions of this Indemnity Agreement, in no event shall the aggregate contribution by all Indemnified Parties to the amount paid or payable exceed the aggregate amount of fees actually received by Credit Suisse in connection with the Transaction or any transaction related thereto.

The Company’s obligations hereunder shall be in addition to any rights that any Indemnified Party may have at common law or otherwise.